Exhibit 99.1

FRANK ZITELLA TO JOIN DAVIDsTEA AS CHIEF FINANCIAL OFFICER

MONTREAL, November 21, 2018 — DAVIDsTEA Inc. (Nasdaq:DTEA) is pleased to announce the appointment of Frank Zitella, CPA, CA, CMA, as Chief Financial Officer and member of the executive management team, effective December 10, 2018.

“We are delighted to welcome Frank to the re-invigorated DAVIDsTEA team. Frank is an operationally strong financial executive with a proven track record of helping companies achieve their potential. His experience makes him a great addition to our leadership team as we focus on turning this company around and creating long-term shareholder value,” stated Herschel Segal, DAVIDsTEA Executive Chairman and Interim Chief Executive Officer.

Frank Zitella has nearly 30 years of experience in finance, corporate taxation, strategic planning and governance. Most recently, he was CFO and Treasurer of Loop Industries, Inc. (Nasdaq:LOOP). Prior to that and for more than a decade, Mr. Zitella was CFO of DST Health Solutions, a subsidiary of SS&C Technologies Holdings, Inc. (Nasdaq:SSNC). From 1998 to 2006, he was CFO of International Financial Data Services, a joint-venture between SS&C and State Street Bank, where he successfully maximized profitability and top-line growth. Earlier in his career, Frank gained M&A and transaction experience as a senior manager with PricewaterhouseCoopers. He also previously worked as a senior internal auditor for Coca-Cola.

About DAVIDsTEA

DAVIDsTEA is a retailer of specialty tea, offering a differentiated selection of over 130 proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages, primarily through 239 company operated DAVIDsTEA stores throughout Canada and the United States as of August 4, 2018, and its website, davidstea.com. The Company is headquartered in Montréal, Canada.

Investor Contact:

MaisonBrison Communications

Pierre Boucher

514-731-0000

investors@davidstea.com

Media Contact:

Lyla Radmanovich

PELICAN PR

514-845-8763

media@rppelican.ca